Filed pursuant to Rule 424(b)(5)
Registration No. 333-283353

PROSPECTUS

Up to $13,000,000

Class A Common Stock

We have entered into an At Market Issuance Sales Agreement (the “sales agreement”) dated November 19, 2024, with H.C. Wainwright & Co., LLC as sales agent (the “Agent”), relating to the sale of shares of our Class A common stock, par value $0.0001 per share, having an aggregate purchase price of $13,000,000. In accordance with the terms of the sales agreement, pursuant to this prospectus and upon our delivery of a placement notice to the Agent, we may offer and sell shares of our Class A common stock having an aggregate offering price of up to $13,000,000 from time to time through the Agent.

Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “BTM.” On November 11, 2024, the closing sale price of our Class A common stock on the Nasdaq Capital Market was $2.68 per share.

Sales of our Class A common stock, if any, under this prospectus will be made by any permitted method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Capital Market, the existing trading market for our Class A common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the Agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. The Agent is not required to sell any specific number or dollar amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with their normal trading and sales practices to sell on our behalf all of the shares of Class A common stock requested to be sold by us, on mutually agreed terms between the Agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Agent will be entitled to compensation under the terms of the sales agreement at a commission rate of up to 3.0% of the gross proceeds of any shares of Class A common stock sold under the sales agreement. In connection with the sale of our Class A common stock on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Agent will be deemed to be underwriting commissions or discounts. See “Plan of Distribution” beginning on page 12 for additional information regarding the compensation to be paid to the Agent. We have also agreed to provide indemnification and contribution to the Agent with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As of November 12, 2024, the aggregate market value of our outstanding Class A common stock held by non-affiliates, or public float calculated for purposes of General Instruction I.B.6 of Form S-3, was approximately $39,250,650, based on 18,122,048 shares of outstanding Class A common stock as of November 12, 2024, of which approximately 3,476,283 shares were held by affiliates, and a price of $2.68 per share, which was the price at which our Class A common stock was last sold on the Nasdaq Capital Market on November 11, 2024. We have sold no securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-calendar month period that ends on and includes the date of this prospectus (excluding this offering). Accordingly, based on the foregoing, we are currently eligible under General Instruction I.B.6 of Form S-3 to offer and sell shares of our Class A common stock having an aggregate offering price of up to approximately $13,083,550. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus as well as the information under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2024, and in the other documents incorporated by reference into this prospectus and the accompanying base prospectus for a discussion of the factors you should carefully consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus November 26, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this prospectus, we may offer shares of our Class A common stock having an aggregate offering price set forth on the cover page hereof, from time to time at prices and on terms to be determined by market conditions at the time of offering.

Before buying any of the shares of Class A common stock offered hereby, we urge you to read carefully this prospectus, the accompanying base prospectus and all of the information incorporated herein by reference in this prospectus and the accompanying base prospectus, as well as the additional information described below under the heading “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision.

We provide information to you about this offering of our Class A common stock in two separate documents that are bound together: (1) this prospectus, which describes the specific details regarding this offering; and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus is inconsistent with the accompanying base prospectus, you should rely on this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We have not, and the sales agent has not, authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus, the accompanying base prospectus or any other prospectus supplement and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our Class A common stock. Our business, financial condition and results of operations may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and the accompanying prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, accompanying prospectus, and any free writing prospectuses prepared by or on behalf of us or to which we have referred you or are incorporated by reference. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “Bitcoin Depot,” the “Company” and similar designations refer to Bitcoin Depot Inc.

Intellectual Property

“Bitcoin Depot” and our other registered and common law trade names, trademarks and service marks are property of Bitcoin Depot Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear with the ® or ™ symbols.

FORWARD-LOOKING STATEMENTS

This prospectus contains predictive or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained in this prospectus, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from:

•	estimates and forecasts of financial and performance metrics and expectations related to realizing the potential benefits of the Business Combination;

•	failure to realize the anticipated benefits of the Business Combination;

•	the ability to maintain the listing of the Class A common stock and the warrants on the Nasdaq Capital Market;

•	the Company’s ability to issue equity or equity-linked securities, to obtain debt financing or refinance existing indebtedness on satisfactory terms, or otherwise raise financing in the future;

•	the liquidity and trading of the Class A common stock and the warrants;

•	members of the Company’s management team allocating their time to other businesses and potentially having conflicts of interest with the Company’s business;

•	the Company’s future financial performance;

•	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	the Company’s ability to identify organic and inorganic growth opportunities and the ability to manage future growth;

•	the Company’s ability to develop new products and services, bring them to market in a timely manner, and make enhancements to its business;

•	the effects of competition on the Company’s business;

•	changes in domestic and foreign business, financial, political and legal conditions;

•	future global, regional or local economic and market conditions;

•	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries;

•	the development, effects and enforcement of laws and regulations;

•	uncertainty regarding the actual number of shares we will issue pursuant to the sales agreement and gross proceeds resulting from those sales, at any one time or in total;

•

the Class A common stock offered in connection with the sales pursuant to the sales agreement will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices;

•	we will have broad discretion in the use of proceeds;

•	you may experience future dilution as a result of future equity offerings;

•	Brandon Mintz will continue to control a voting majority of our common stock following the offering;

•	our stock price can be volatile, which increases the risk of litigation, and may result in a significant decline in the value of your investment; and

•	we do not intend to pay dividends on our Class A common stock, so your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our Class A common stock.

Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors. We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus and the documents incorporated herein by reference and other documents to which we refer. You should read “Risk Factors” beginning on page 9 of this prospectus, as well as the information appearing under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2024, as may be updated by our subsequently filed Exchange Act reports, for more information about important risks that you should consider carefully before buying our securities.

References in this prospectus to the “Company,” “we,” “us,” “our” and similar words refer to Bitcoin Depot Inc.

Our Business

Bitcoin Depot owns and operates the largest network of Bitcoin ATMs (“BTMs”) across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is Bringing Bitcoin to the MassesTM. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, we believe that many people utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and feature-rich mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of September 30, 2024, our offerings included approximately 8,304 BTMs in retailer locations throughout the U.S. and Canada, our BDCheckout product, which is accepted at approximately 7,723 retail locations, and our mobile app. We maintain a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada.

Kiosk Network and Retailer Relationships

Bitcoin Depot operates a network of kiosks that allow users to purchase Bitcoin with cash. Upon using a Bitcoin Depot kiosk for the first time, users will be prompted to provide certain information for account creation and verification. Users are required to select from three ranges of cash amounts to be inserted in the kiosk for purchasing Bitcoin. The user then provides the address of his or her digital wallet by scanning a QR code or manually inputting his or her unique wallet address; the user can create and use a Bitcoin Depot-branded wallet (un-hosted and non-custodial), or his or her own other existing digital wallet. Cash is then inserted by the user into the kiosk, and the kiosk will confirm the dollar amount and other details of the transaction, including quantity of Bitcoin being purchased. Once the transaction is complete, the Bitcoin is electronically delivered to the user’s digital wallet and the user is provided with a physical receipt as well as a receipt via SMS text.

Bitcoin Depot’s largest BTM deployment as of September 30, 2024 is with Circle K, a convenience store chain of over 9,000 stores in North America and over 4,800 stores in Europe and other international markets. We are the exclusive provider and operator of BTMs for Circle K in the U.S. and Canada, and as of September 30, 2024 we have installed our BTMs in over 1,200 Circle K stores. We also have kiosks deployed in other convenience stores, gas stations, grocery stores, pharmacies, and shopping malls.

Cryptocurrencies

Our revenues, $436.9 million and $540.6 million for the nine months ended September 30, 2024 and 2023, respectively, have not been correlated to the price of Bitcoin historically, even in light of volatile Bitcoin prices. For example, our revenue during the trailing twelve months ended September 30, 2024 declined by 15.2% compared to the same period ended September 30, 2023, while the market price of Bitcoin increased by 127% during the same period. Based on our own user surveys, a majority of our users use our products and services for non-speculative purposes, including money transfers, international remittances, and online purchases, among others.

Summary Risk Factors

Our business is subject to risks of which you should be aware before making an investment decision. You should carefully consider the risk factors described under the heading “Risk Factors,” and in the other reports and documents that we have filed with the SEC.

Corporate Information

Lux Vending, LLC, then d/b/a Bitcoin Depot (“Legacy Bitcoin Depot”) was formed on June 7, 2016. We were originally formed on October 14, 2021, as GSR II Meteora Acquisition Corp. (“GSRM”), a special purpose acquisition company. On June 30, 2023, pursuant to a transaction with GSRM, Legacy Bitcoin Depot merged with and into GSRM (the “Business Combination”). In connection with the closing of the Business Combination, GSRM was renamed Bitcoin Depot Inc.

Our principal executive offices are located at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326. Our corporate website address is www.BitcoinDepot.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. The website address is included as an inactive textual reference only.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

THE OFFERING

Class A Common Stock Offered by us Pursuant to this Prospectus	Shares of our Class A common stock having an aggregate offering price of up to $13,000,000.

Class A Common Stock to be Outstanding After the Offering	Up to 22,972,794 shares of Class A common stock, assuming sales of 4,850,746 shares of our Class A common stock in this offering at an offering price of $2.68 per share, which was the last reported sale price of our Class A common stock on the Nasdaq Capital Market on November 11, 2024. The actual number of shares of Class A common stock issued will vary depending on the sales prices under this offering.

Plan of Distribution	“At the market offering” that may be made from time to time on the Nasdaq Capital Market or other market for our Class A common stock in the United States through the Agent. See the section titled “Plan of Distribution” on page 12 of this prospectus.

Use of Proceeds	We currently intend to use the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, for general corporate purposes and working capital requirements. We will, however, have broad discretion to allocate the net proceeds of this offering. See the section titled “Use of Proceeds” on page 12 of this prospectus.

Risk Factors	See “Risk Factors” beginning on page 9 of this prospectus and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our Class A common stock.

Nasdaq Capital Market Symbol: The shares of Class A common stock and public warrants are listed on the Nasdaq Capital Market under the symbols “BTM” and “BTMWW,” respectively.

The number of shares of common stock to be outstanding after this offering is based on 18,122,048 shares of our Class A common stock outstanding as of November 12, 2024, and excludes:

•	1,075,761 shares of Class A common stock issuable upon conversion of the Company’s Class E common stock, upon achieving certain milestones;

•	0 shares of the Class A common stock issuable upon conversion of the Company’s Class M common stock upon the occurrence of certain triggering events;

•	41,193,024 shares of the Class A common stock issuable upon conversion of the Company’s Class V common stock;

•	2,875,000 shares of Class A common stock issuable upon conversion of the Company’s Series A Convertible Preferred Stock, at the holders’ election;

•	12,223,750 shares of Class A common stock issuable upon exercise of the private placement warrants, at an exercise price of $11.50 per share;

•	31,625,000 shares of Class A common stock issuable upon exercise of the public warrants, at an exercise of $11.50 per share; and

•

6,029,445 shares of Class A common stock issuable upon settlement of the restricted stock units reserved for issuance under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan, including 1,431,381 awarded shares that are currently outstanding.

RISK FACTORS

Investment in our Class A common stock involves risks. Before deciding whether to invest in our Class A common stock, you should consider carefully the risk factors discussed below and those contained in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on April 15, 2024, which is incorporated herein by reference in its entirety, together with other information in the accompanying prospectuses, the information and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of the risks or uncertainties described in our SEC filings actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected. This could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Additional Risks Related to our Company, our Common Stock and this Offering

Brandon Mintz will continue to control a voting majority of our common stock following the offering.

Following the Business Combination, Brandon Mintz, the President and Chief Executive Officer of the Company, together with BT Assets, beneficially owned approximately 77.5% of the issued and outstanding shares of common stock (in the form of 44,100,000 shares of Class V common stock held by BT Assets, which are non-economic and represent approximately 97.0% of the voting power in Bitcoin Depot as the Class V common stock carry ten votes per share, and 500,000 shares of Class A common stock held directly by Brandon Mintz, representing an additional approximately 0.1% of the voting power of Bitcoin Depot). In April 2024, Mr. Mintz sold 2,906,976 shares of Class A common stock, which were issued upon the exchange of a corresponding number of shares of Class V common stock previously held by him. After giving effect to this sale Mr. Mintz controls 95.88% of the vote. Accordingly, Mr. Mintz is able to control or significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The consummation of this offering will not impact Mr. Mintz’s holdings of Class V common stock or Class A common stock, so Mr. Mintz will continue to be able to exercise such control and influence over us. The interests of Mr. Mintz may not always coincide with the interests of other stockholders, and Mr. Mintz may take actions that advance his own interests and are contrary to the desires of our other stockholders. Moreover, this concentration of voting power may delay, prevent or deter a change in control of us even when such a change may be in the best interests of all stockholders, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of Bitcoin Depot or our assets, and might affect the prevailing market price of our common stock.

The actual number of shares we will issue and gross proceeds resulting from those sales, at any one time or in total, is uncertain.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the Agent at any time throughout the term of the sales agreement. The number of shares that are sold by the Agent after delivering a placement notice will fluctuate based on the market price of our common stock during the sales period and limits we set with the Agent in any instruction to sell shares, and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate based on the market price of our Class A common stock during the sales period, it is not possible at this stage to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales, if any, that will be ultimately issued.

The Class A common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing and prices of sales and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

We are selling the securities offered in this prospectus on a “commercially reasonable efforts” basis and may not be able to sell any of the securities offered herein.

We have engaged the Agent to act as our sales agent in connection with this offering. While the Agent will use its commercially reasonable efforts to arrange for the sale of the securities, the Agent is under no obligation to purchase any of the securities. As a result, there are no firm commitments to purchase any of the securities in this offering. Consequently, there is no guarantee that we will be capable of selling all, or any, of the securities being offered hereby.

We will have broad discretion in the use of proceeds of this offering designated for general corporate purposes and working capital requirements.

Our management will have broad discretion over the use and investment of the net proceeds of this offering. Accordingly, investors in this offering have only limited information concerning our management’s specific intentions and will need to rely upon the judgment of our management with respect to the use of proceeds. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price per share paid by investors in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class A common stock, or securities convertible or exchangeable into Class A common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Our stock price can be volatile, which increases the risk of litigation, and may result in a significant decline in the value of your investment.

The trading price of our Class A common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in price in response to various factors, many of which are beyond our control. These factors include:

•	legislative or regulatory changes;

•	judicial pronouncements interpreting laws and regulations;

•	changes in government programs;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	changes in accounting principles;

•	litigation;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant shareholders; and

•	our ability to obtain additional financing.

In addition, equity markets in general have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. These broad market and industry factors may materially affect the market price of our Class A common stock, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs to defend such claims and divert management’s attention and resources, which could seriously harm our business.

We do not intend to pay dividends on our Class A common stock, so your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our common stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on, among other factors, our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Any return to stockholders will therefore be limited to the appreciation in the value of their stock, if any.

USE OF PROCEEDS

We may issue and sell shares of our Class A common stock having aggregate sales proceeds of up to $13,000,000 from time to time under this prospectus. The amount of the net proceeds to us from this offering will depend upon the number of shares of our Class A common stock sold and the price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the sales agreement.

We may use any net proceeds from the sale of securities under this prospectus for general corporate purposes and working capital requirements. As a result, our management will have broad discretion to allocate the net proceeds of this offering. Pending their ultimate use, we intend to invest the net proceeds in a variety of securities, including commercial paper, government and non-government debt securities and/or money market funds that invest in such securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors our board of directors deems relevant.

PLAN OF DISTRIBUTION

We entered into the sales agreement with H.C. Wainwright & Co., LLC as agent (the “Agent”) on November 19, 2024, under which we may issue and sell shares of our Class A common stock having an aggregate gross sales price of up to $13,000,000 from time to time through or to the Agent acting as sales agent or principal.

Upon delivery of a placement notice and subject to the terms and conditions of the sales agreement, the Agent may offer and sell shares of our Class A common stock by any method permitted by law which is deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on or through the Nasdaq Capital Market, the existing trading market for our Class A common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the Agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or using any other method permitted by law. We or the Agent may suspend the offering of Class A common stock upon notice and subject to other conditions.

We will pay the Agent commissions, in cash, for its services in acting as agent in the sale of our Class A common stock. The Agent will be entitled to compensation at a commission rate of up to 3.0% of the gross sales price per share sold. Because there is no minimum offering amount required as a condition of this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse the Agent for certain specified expenses in an amount up to $75,000, in addition to up to $5,000 per due diligence update session for the Agent’s counsel’s fees. We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to the Agent under the terms of the sales agreement, will be approximately $625,000.

Settlement for sales of shares of Class A common stock will occur on the first trading day following the date on which any sales are made (or any such shorter settlement cycle as may be in effect under Exchange Act Rule 15c6-1 from time to time), or on some other date that is agreed upon by us and the Agent in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our Class A common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and the Agent may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The Agent will use its commercially reasonable efforts, consistent with its sales and trading practices, to solicit offers to purchase the shares of Class A common stock under the terms and subject to the conditions set forth in the sales agreement. In connection with the sale of the shares of Class A common stock on our behalf, the Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agent against certain civil liabilities, including liabilities under the Securities Act.

This offering of shares of our Class A common stock pursuant to the sales agreement will terminate upon termination of the sales agreement as permitted therein. We and the Agent may each terminate the sales agreement as provided therein.

To the extent required by Regulation M, the Agent will not engage in any market making activities involving our Class A common stock while the offering is ongoing under this prospectus. The Agent and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which they may in the future receive customary fees.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information; Incorporation by Reference” above.

This prospectus in electronic format may be made available on a website maintained by the Agent, and the Agent may distribute this prospectus electronically.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Milbank LLP, New York, New York. Ellenoff Grossman & Schole LLP, New York, New York, is counsel for the Agent in connection with this offering.

EXPERTS

The consolidated financial statements of Bitcoin Depot Inc. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file reports with the SEC on an annual basis using Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.bitcoindepot.com. Our stock and warrants are listed on the Nasdaq Capital Market under the symbol “BTM” and “BTMWW,” respectively. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus and any supplements to this prospectus. The information incorporated by reference is considered to be part of this prospectus and any supplements to this prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and (2) after the date of this prospectus and prior to the termination of this offering. Such information will automatically update and supersede the information contained in this prospectus and the documents listed below; provided, however, that we are not, unless specifically indicated, incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K, whether listed below or filed in the future, or related exhibits furnished pursuant to Item 9.01 of Form 8-K:

a)	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 15, 2024 (the “2023 Form 10-K”);

b)

our Quarterly Reports on Form 10-Q, for the quarterly period ended March 31, 2024, filed with the SEC on May 15, 2024, for the quarterly period ended June 30, 2024, filed with the SEC on August 15, 2024 and for the quarterly period ended on September 30, 2024, filed with the SEC on November 14, 2024;

c)	our Current Reports on Form 8-K filed with the SEC on February 8, 2024, March 29, 2024, June 28, 2024, July 12, 2024, August 27, 2024 and November 18, 2024; and

d)	the description of our common stock and public warrants included in Exhibit 4.3 to the 2023 Form 10-K, and any amendment or report filed for the purpose of further updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to and after the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will furnish without charge to any person (including any beneficial owner) a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your request to: Corporate Secretary, Bitcoin Depot Inc., 3343 Peachtree Road NE, 30326 or (678) 435-9604.

Bitcoin Depot Inc.

Up to $13,000,000

Class A common stock

PROSPECTUS

H.C. Wainwright & Co.

November 26, 2024